AGILYSYS FISCAL 2019 FOURTH QUARTER REVENUE RISES 14.2% TO RECORD $36.6 MILLION

Fourth Consecutive Quarter of Record Revenue Includes Record Recurring Revenue of $19.4 Million,
Inclusive of 23% Growth in Subscription Revenue

Fiscal 2019 Net Revenue Increases 10.6% to Record $140.8 Million, Adjusted EBITDA Rises 13% to $10.3 Million and Adjusted Earnings from Operations Improves $10.7 Million to $4.8 Million

Guides to 11% Revenue Growth and a 25% Improvement in Adjusted EBITDA for Fiscal 2020

Alpharetta, GA - May 16, 2019 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2019 fourth quarter and full year ended March 31, 2019.

Summary of Fiscal 2019 Fourth Quarter Financial Results

•	Total net revenue was a record $36.6 million, compared to total net revenue of $32.1 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were a record $19.4 million, or 53% of total net revenue, compared to $18.1 million, or 56% of total net revenue, for the same period in fiscal 2018. Subscription revenues increased 23% year over year and comprised 34% of total recurring revenues, compared to 30% of total recurring revenues in the fourth quarter of fiscal 2018.

•	Gross margin was 53.5% in the fiscal 2019 fourth quarter, compared to 52.2% in the comparable prior-year period.

•
Net loss in the fiscal 2019 fourth quarter was $(3.6) million, or $(0.16) per diluted share, compared to a net loss of $(0.2) million, or $(0.01) per diluted share, in the comparable prior-year period, which included an income tax benefit of $1.8 million and a software development costs capitalization benefit of approximately $1.6 million, which did not occur in the fiscal 2019 fourth quarter.

•
Adjusted EBITDA (non-GAAP) was $2.4 million compared to $3.1 million in the comparable prior-year period. As described below, due to a change in software development and deployment practices that went into effect in the fiscal 2019 second quarter, the fiscal 2019 fourth quarter did not have the benefit of capitalizing software development costs. In the fiscal 2018 fourth quarter, $1.6 million of software development costs were capitalized. Assuming no software development costs were capitalized in the fiscal 2018 fourth quarter, Adjusted EBITDA in the fiscal 2019 fourth quarter of $2.4 million would compare to $1.4 million in the fiscal 2018 fourth quarter (see reconciliation below).

•
Adjusted earnings from operations (“AOE”) (non-GAAP) in the fiscal 2019 fourth quarter was $0.7 million, compared to AOE of $0.6 million in the fiscal 2018 fourth quarter (see reconciliation below). The fiscal 2019 fourth quarter period included approximately $0.9 million in higher cash spent on capital items such as for expansion of the Company’s India Development Center and investments in its SaaS Development Operations IT Infrastructure compared to the fiscal 2018 fourth quarter.

As previously reported, earlier in fiscal 2019 the Company adopted agile development and deployment practices across all of its products, allowing for significantly reduced time between the design of new products and their distribution in the market. The result of this change increased the amount of product development costs included in operating expenses and as a result there were no product development costs capitalized in the fiscal 2019 fourth quarter. A reconciliation table in the back of this release provides a comparison of the previously reported fiscal 2018 fourth quarter Adjusted EBITDA to a presentation that incorporates all software development costs as if they were not capitalized in both periods.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “Our sales momentum continues to be strong, with the fiscal 2019 third and fourth quarters representing two of our strongest ever for overall global sales. Fourth quarter revenue of $36.6 million represented the third consecutive quarter of double-digit year-over-year revenue growth, the fourth consecutive quarter of record revenue and the sixth consecutive quarter of sequential revenue growth.

“Fiscal 2019 revenue growth of 10.6% slightly exceeded our expectations. The $6.4 million year-over-year increase in full year recurring revenue, which included a 24% rise in subscription revenue, was the largest single year improvement in annual recurring revenue in five years. In addition, our year-end cash balance grew slightly for the first time since fiscal 2014 when we made the transformation to an entirely hospitality focused software solutions company. The full year cash balance growth significantly exceeded our original expectation. We also generated positive AOE during each quarter of fiscal 2019, with full year AOE increasing $10.7 million compared to the prior year. Fiscal 2019 Adjusted EBITDA rose approximately 13% to $10.3 million.

“We remain confident that our rapidly improving products, processes, people talent levels and our steadfast attention to world class service and support for a steadily growing hospitality marketplace that is demonstrating an increasing need for greater technology and innovative software solutions, will help drive continued business momentum and produce increasing shareholder value. Reflecting this momentum, we expect revenue growth in fiscal 2020 of approximately 11%, with an increasing level of profitability, as Adjusted EBITDA is expected to increase approximately 25% driving higher positive free cash flow. As demonstrated by our financial results, fiscal 2019 was a good year for Agilysys and given the increasing demand for our products, we expect fiscal 2020 to be even better.”

Fiscal 2020 Outlook
Agilysys today provided an initial forecast for fiscal 2020 full year revenue growth of approximately 11%, compared to fiscal 2019 revenue of approximately $141 million. In addition, the Company expects to record an approximate 25%, improvement in Adjusted EBITDA (non-GAAP measure) in fiscal 2020, compared to fiscal 2019 Adjusted EBITDA of approximately $10 million. Agilysys also expects fiscal 2020 free cash flow will be significantly more than the $1.7 million of free cash flow generated in fiscal 2019.

The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, less capitalized software development costs. Management believes free cash flow is another meaningful measure of the Company’s operating performance.

Tony Pritchett, Chief Financial Officer, commented, “Our recurring revenue and highly predictable professional services revenue, combined with our focus on prudent management of our cost structure, has given us a strong foundation and conviction in our ability to achieve further top line growth at increasing profitability levels. Revenue growth is expected to continue in fiscal 2020 as our guidance contemplates approximately 11% revenue growth this year; and we continue to expect the increase in subscription revenue will outpace the rate of total recurring revenue growth. In addition, the operational leverage in our business will become evident as we expect Adjusted EBITDA to improve to approximately $13 million. We also expect to continue our improvement in our cash position with a focus on free cash flow, which should exceed the amount generated in fiscal 2019. Overall, Agilysys is favorably positioned to leverage our improving product portfolio, refined operating processes, and the focus and commitment of our talented team members to deliver accelerating profitable revenue and to grow shareholder value in fiscal 2020 and beyond.”

New Revenue Recognition Standard
On April 1, 2018, Agilysys adopted accounting standard update No. 2014-09 (“ASC 606”), the Financial Accounting Standards Board’s new revenue recognition standard. Financial results for the three month and twelve month periods ended March 31, 2019 reflect this accounting standard. Financial results for the three month and twelve month periods ended March 31, 2018 have not been restated and are reported under the accounting standards in effect during that period. The impact on revenue, net loss, Adjusted EBITDA, and Adjusted Earnings from Operations (“AOE”) from the adoption of ASC 606 was immaterial.

2019 Fourth Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, May 16, 2019, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 2766558. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our guidance relating to revenue, Adjusted EBITDA and free cash flow, and statements we make regarding continuing business momentum and improvements in financial results and shareholder value.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted EBITDA less capitalized software development costs, Adjusted Earnings from Operations, product development plus capitalized software development costs, and free cash flow. Management believes that such information can enhance investors’ understanding of the company’s ongoing operations. See the accompanying table below for a definition and reconciliation of these non-GAAP measures to the most closely related GAAP measures.

About Agilysys
Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, stadia and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.
# # #
Investor Contact:
Tony Pritchett
Chief Financial Officer
Agilysys, Inc.
770-810-7941 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com
- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Net revenue:
Products	$10,922	$7,942	$39,003	$33,699
Support, maintenance and subscription services	19,366	18,078	75,496	69,068
Professional services	6,330	6,036	26,343	24,593
Total net revenue	36,618	32,056	140,842	127,360
Cost of goods sold:
Products (inclusive of developed technology amortization)	8,608	6,515	31,811	26,381
Support, maintenance and subscription services	3,935	4,078	15,895	16,688
Professional services	4,480	4,714	19,256	19,874
Total cost of goods sold	17,023	15,307	66,962	62,943
Gross profit	19,595	16,749	73,880	64,417
Gross profit margin	53.5%	52.2%	52.5%	50.6%
Operating expenses:
Product development	10,525	7,233	37,817	27,936
Sales and marketing	5,282	4,459	19,646	18,075
General and administrative	6,061	5,553	23,118	24,028
Depreciation of fixed assets	571	739	2,504	2,631
Amortization of intangibles	675	457	2,567	1,879
Restructuring, severance and other charges	222	557	1,168	1,798
Legal settlements	15	—	141	150
Total operating expense	23,351	18,998	86,961	76,497
Operating loss	(3,756)	(2,249)	(13,081)	(12,080)
Other (income) expense:
Interest (income)	(104)	(33)	(339)	(98)
Interest expense	2	3	10	10
Other (income) expense, net	(100)	(197)	191	(391)
Loss before taxes	(3,554)	(2,022)	(12,943)	(11,601)
Income tax expense (benefit)	35	(1,812)	221	(3,251)
Net loss	$(3,589)	$(210)	$(13,164)	$(8,350)

Weighted average shares outstanding	23,055	22,872	23,037	22,801

Loss per share - basic and diluted:
Loss per share	$(0.16)	$(0.01)	$(0.57)	$(0.37)

Weighted average shares outstanding - diluted	23,055	22,872	23,037	22,801

Net loss per share - diluted:
Net loss per share	$(0.16)	$(0.01)	$(0.57)	$(0.37)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	March 31,	March 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$40,771	$39,943
Accounts receivable, net of allowance for doubtful accounts of $788 and $900, respectively	27,000	16,389
Contract assets	2,921	—
Inventories	2,044	1,999
Prepaid expenses and other current assets	6,272	5,593
Total current assets	79,008	63,924
Property and equipment, net	15,838	17,512
Goodwill	19,622	19,622
Intangible assets, net	8,438	8,484
Software development costs, net	34,567	45,181
Other non-current assets	6,118	2,484
Total assets	$163,591	$157,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,718	$8,400
Contract liabilities	38,669	26,820
Accrued liabilities	14,892	9,241
Capital lease obligations, current	22	120
Total current liabilities	58,301	44,581
Deferred income taxes, non-current	861	227
Capital lease obligations, non-current	35	57
Other non-current liabilities	3,772	3,911
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,501,193 and 23,324,679 shares outstanding at March 31, 2019 and March 31, 2018, respectively	9,482	9,482
Treasury shares, 8,105,638 and 8,282,152 at March 31, 2019 and March 31, 2018, respectively	(2,433)	(2,486)
Capital in excess of stated value	781	(1,911)
Retained earnings	93,051	103,601
Accumulated other comprehensive loss	(259)	(255)
Total shareholders' equity	100,622	108,431
Total liabilities and shareholders' equity	$163,591	$157,207

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Twelve Months Ended
(In thousands)	March 31,
	2019	2018
Operating activities
Net loss	$(13,164)	$(8,350)
Adjustments to reconcile net loss to net cash provided by operating activities
Net restructuring, severance and other charges	(156)	227
Net legal settlements	15	—
Loss on disposal of property & equipment	17	—
Depreciation	2,504	2,631
Amortization	2,567	1,879
Amortization of developed technology	12,602	10,016
Deferred income taxes	309	(3,085)
Share-based compensation	4,376	4,688
Change in cash surrender value of company owned life insurance policies	(15)	(17)
Changes in operating assets and liabilities:
Accounts receivable	(7,536)	(719)
Contract assets	1,662	—
Inventories	(50)	229
Prepaid expense and other current assets	(1,158)	1,485
Accounts payable	(3,512)	130
Contract liabilities	4,845	(2,448)
Accrued liabilities	5,029	653
Income taxes payable, net	(564)	(19)
Other changes, net	(530)	(426)
Net cash provided by operating activities	7,241	6,874

Investing activities
Capital expenditures	(3,318)	(6,140)
Capitalized software development costs	(2,189)	(8,918)
Investments in corporate-owned life insurance policies	(27)	(27)
Net cash used in investing activities	(5,534)	(15,085)

Financing activities
Repurchase of common shares to satisfy employee tax withholding	(647)	(1,171)
Principal payments under long-term obligations	(120)	(124)
Net cash used in financing activities	(767)	(1,295)
Effect of exchange rate changes on cash	(112)	194
Net increase (decrease) in cash and cash equivalents	828	(9,312)
Cash and cash equivalents at beginning of period	39,943	49,255
Cash and cash equivalents at end of period	$40,771	$39,943

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$56	$83
Accrued capitalized software development costs	—	201
Leasehold improvements acquired under operating lease arrangement	62	95

AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EARNINGS FROM OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands)	March 31,		March 31,
	2019	2018	2019	2018

Net loss	$(3,589)	$(210)	$(13,164)	$(8,350)
Income tax expense (benefit)	35	(1,812)	221	(3,251)
Loss before taxes	(3,554)	(2,022)	(12,943)	(11,601)
Depreciation of fixed assets	571	739	2,504	2,631
Amortization of intangibles	675	457	2,567	1,879
Amortization of developed technology	3,245	2,645	12,602	10,016
Interest (income)	(102)	(30)	(329)	(88)
EBITDA (a)	835	1,789	4,401	2,837
Share-based compensation	1,420	912	4,376	4,688
Restructuring, severance and other charges	222	557	1,168	1,798
Other non-operating (income) expense	(100)	(197)	191	(391)
Legal settlements	15	—	141	150
Adjusted EBITDA (b)	$2,392	$3,061	$10,277	$9,082
Capitalized software development costs	—	(1,646)	(2,189)	(8,918)
Adjusted EBITDA less capitalized software development costs (c)	2,392	1,415	8,088	164
Capital expenditures	(1,708)	(851)	(3,318)	(6,140)
Adjusted Earnings from Operations (d)	$684	$564	$4,770	$(5,976)

Product development (operating expenses)	$10,525	$7,233	$37,817	$27,936
Capitalized software development costs	$—	$1,646	$2,189	$8,918
Product development plus capitalized software development costs (e)	$10,525	$8,879	$40,006	$36,854

(a) EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest expense, depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(c) Adjusted EBITDA less capitalized software development costs, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capitalized software development costs

(d) Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA less capitalized software development costs, less capital expenditures

(e) Product development plus capitalized software development costs, a non-GAAP financial measure, is defined as total product development costs plus capitalized software development costs

AGILYSYS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands)	March 31,		March 31,
	2019	2018	2019	2018

Net cash provided by operating activities	5,583	4,776	7,241	6,874
Capital expenditures	(1,708)	(851)	(3,318)	(6,140)
Capitalized software development costs	—	(1,646)	(2,189)	(8,918)
Free cash flow (a)	3,875	2,279	1,734	(8,184)

(a) Free cash flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less capital expenditures, less capitalized software development costs